UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): May 3, 2006
Jabil Circuit, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-14063	38-1886260
(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King Jr., Street North, St. Petersburg, Florida	33716
(Address of Principal Executive Offices)	(Zip code)
(727) 577-9749
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
     Jabil Circuit, Inc. (the "Company") announced this morning that it was contacted yesterday by the Securities and Exchange Commission (the "SEC") in response to media reports questioning option practices at a number of companies, including the Company, and that the SEC would be asking the Company for certain documents as part of an informal inquiry. The Company said it would cooperate fully with the SEC. The Company also announced that a derivative complaint was recently filed in Circuit Court in Pinellas County, Florida, alleging that certain executives and certain directors of the Company breached their fiduciary duties in connection with certain stock option grants (the "Action").
     The Board of Directors of the Company had a meeting this afternoon, which meeting had been arranged prior to the SEC's contacting the Company, in order to discuss the Action, and at that meeting the Board appointed a special committee of the board to review the Action.
     This Form 8-K may contain forward-looking statements. The statements herein are based on current expectations and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from those stated herein. Those risks and uncertainties include, but are not limited to: the results of any review of past stock option grants conducted by the special board committee appointed today, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of such reviews; risks inherent in litigation, including that related to the Company's stock option grants or any restatement of the financial statements of the Company; factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in its Annual Report on Form 10-K for the fiscal year ended August 31, 2005, subsequent Reports on Form 10-Q and Form 8-K and its other securities filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
Date: May 3, 2006	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer